Exhibit 10.1

MOSAIC IMMUNOENGINEERING INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is effective as of August 31, 2020 (the “Effective Date”) by and between Mosaic ImmunoEngineering Inc., a Delaware corporation having its principal place of business located at 1537 South Novato Blvd #5, Novato, CA 94947 (“Company”), and Nicole Steinmetz Ph.D, an individual with her principal place of business in San Diego, CA. (“Consultant”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on the terms described below.

Agreement

In consideration of the mutual promises contained herein, the parties agree as follows:

1.                  Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A as requested by the Company from time to time (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. If not specified on Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to by the Company and Consultant and are subject to change upon the written agreement of both parties. Consultant will provide the Services in a timely and professional manner consistent with industry practices.

2.                  Confidentiality.

2.1              Definitions. “Confidential Information” means all data, information, technology, samples and specimens relating to the Company or its plans, products, product concepts, technologies, business, financial, marketing, research, non-clinical, clinical or regulatory affairs, manufacturing processes and procedures, or those of any other third party, from whom the Company receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by or on behalf of the Company, either directly or indirectly, or obtained or observed by Consultant while providing services hereunder, and the Services to be provided by Consultant hereunder. Confidential Information also includes all Inventions (as defined below) and any other information or materials generated in connection with the Services. Without limiting the preceding sentence, Consultant’s obligations under Section 2.2 shall not apply to information that Consultant can prove: (a) has become publicly known and made generally available through no wrongful act on the part of Consultant; (b) at the time of disclosure to Consultant by the Company, is known by Consultant from Consultant’s own sources and as evidenced by Consultant’s then-contemporaneous written records; or (c) has been rightfully received by Consultant on a non-confidential basis from a third party legally and contractually entitled to make such disclosures; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

2.2              Nonuse and Nondisclosure. Consultant will not, during or subsequent to the Term (as defined below) of this Agreement: (a) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company; or (b) disclose the Confidential Information to any third party, without the prior written consent of an authorized representative of the Company; except that Consultant may disclose Confidential Information to employees or consultants of the Company who need to know such Confidential Information for the purposes of Consultant performing the Services; provided that, prior to any such disclosure, each such employee or consultant of the Company is subject to written non-use and non-disclosure obligations at least as protective of the Company and the Confidential Information as this Section 2. Consultant agrees that, as between the Company and Consultant, all Confidential Information will remain the sole property of the Company. Consultant also agrees to hold in the strictest confidence and take all necessary and reasonable precautions to prevent any unauthorized disclosure or use of such Confidential Information. Without the Company’s prior written approval, Consultant may disclose this Agreement to third parties. Anything to the contrary notwithstanding, Consultant may also disclose Confidential Information to the extent such disclosure is compelled by a court of competent jurisdiction; provided that Consultant (x) promptly (and in any event, prior to such disclosure) notifies the Company of such requirement, (y) uses his/her best efforts to assist Company in seeking a protective order or similar confidential protection as may be available, and (z) only discloses that portion of the Confidential Information that is legally required to be disclosed, and such Confidential Information maintains its confidentiality protection for all other purposes other than such legally compelled disclosure. Consultant acknowledges that the use or disclosure of Confidential Information without the Company’s express written permission may cause the Company irreparable harm and that, if so, any breach or threatened breach of this Section 2 by Consultant will entitle the Company to seek to obtain injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

2.3              Third Party Confidential Information.

(a)               Consultant recognizes that the Company has received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the Term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or other entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(b)              Consultant agrees that Consultant will not improperly use or disclose to Company, in connection with Consultant’s work for or for the benefit of Company, any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence such information. Consultant also agrees that Consultant will not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by the same.

2.4              Return of Materials. Upon the expiration or termination of this Agreement, or upon the Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of Inventions, all devices and equipment belonging to the Company, all electronically stored information and passwords to access such property, those records maintained pursuant to Section 3.5, and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control; and, upon the Company’s request, Consultant agrees to certify in writing that Consultant has fully complied with this obligation.

3.                  Ownership.

3.1              Assignment. Consultant agrees that all information (including without limitation, business plans and/or business information), technology, know-how, materials, notes, records, drawings, designs, inventions, ideas, discoveries, enhancements, modifications, improvements, developments, devices, compositions, trade secrets, processes, methods and/or techniques, whether or not patentable or copyrightable, that are conceived, generated, made, discovered, developed or reduced to practice by Consultant, solely or jointly with others, in the course of performing Services, in each case, to the extent pertaining to (a) any or all therapeutic, diagnostic, vaccine and preventive uses of the technology pursuant to the Material Transfer Evaluation and Exclusive Option Agreement dated July 1, 2020 by and between Case Western Reserve University and the Company for both veterinary and human applications or (b) any other technology licensed or conceived by the Company that Consultant agrees to work on as part of the Services (the “Field”) (collectively, “Inventions”), are the sole and exclusive property of the Company. Consultant agrees to disclose such Inventions promptly to the Company and hereby irrevocably assigns to the Company all right, title and interest in and to any and all such Inventions, including all intellectual property rights therein and thereto (in each case, to the extent pertaining to the Field). Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

3.2              Further Assurances. Consultant will sign, execute and acknowledge, without cost but at the expense of the Company, any and all documents, and to perform such acts, as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignment of such Inventions and to obtain, enforce and/or defend intellectual property rights, including copyright and patent rights, in any and all countries with respect to such Inventions. Consultant also agrees that Consultant’s obligation to sign, execute and acknowledge any such documents shall continue after the expiration or earlier termination of this Agreement.

3.3        Pre-Existing Materials. Subject to Section 3.1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary subject matter controlled by Consultant and in which Consultant has an interest prior to , or separate from, performing the Services under this Agreement (“Prior Inventions”), Consultant will inform Company in writing thereof, and Company is hereby granted, and shall have, a non-exclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license, with right to grant and authorize sublicenses, to make, have made, modify, reproduce, display, use, distribute, adapt, prepare derivative works of, display, perform, offer for sale, sell and otherwise exploit such Prior Invention. Company understands that Consultant is the Inventor of Intellectual Property owned by Case Western Reserve University and UC San Diego and acknowledges that Company will negotiate in good faith any licensing agreement with the respective technology transfer offices.

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3.4        Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application or registration for any intellectual property rights covering any Invention, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and any associated documents, and to do all other lawfully permitted acts, to further the prosecution and issuance of such intellectual property rights thereon with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.

3.5        Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all work conducted under this Agreement, and all Inventions. The records shall be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company and shall properly reflect all work done and results achieved in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) such records (or copies thereof, if requested) to Company or its designee, and Company and its designees shall have the right to audit, inspect and copy any such records.

3.6        Reports. For time to time during the term of this Agreement, or otherwise at the request of the Company, Consultant agrees to keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as reasonably requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services. All such reports prepared by Consultant shall be the sole property of the Company.

4.                  Representations and Warranties; Limitation of Liability.

4.1        Representations and Warranties. Consultant represents and warrants to the Company that Consultant is legally able to enter into this Agreement and that Consultant’s execution, delivery and performance of this Agreement does not, and will not, conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound. Notwithstanding the foregoing, Company understands that: (1) Consultant is a full-time employee and faculty member at the University of California (including any subsequent academic institution where Consultant may become a faculty member, “University”), and that nothing in this Agreement (including Sections 3.1 and 8.1 hereof) shall be construed to conflict with Consultant’s obligations and duties as such, including Consultant’s duties to protect information that is confidential and/or the property of University, to not to disclose such protected information to Company or any third party, and to fully comply with the University’s patent policy and other applicable regulations, and (2) the Consultant is the Principal Investigator of several projects, funded federally or through private foundations. Consultant further agrees that she will disclose to Company any employment or consulting services she may provide to a for-profit entity that presents a conflict of interests with respect to her Services for the Company. Similarly, the Consultant has declared the conflict of interest to UC San Diego (prime institution where the projects are administered) and as necessary also to PHS and non-PHS funding agencies. Consultant further represents and warrants that Consultant has never been: (a) debarred or convicted of a crime for which a person or entity can be debarred under Section 306(a) or 306(b) of the United States Generic Drug Enforcement Act of 1992 or under 42 U.S.C. Section 1320a-7; or (b) sanctioned by, suspended, excluded, or otherwise deemed ineligible to participate in any federal health care program including Medicare and Medicaid, or any other federal procurement or non-procurement programs. Should Consultant be debarred, convicted or sanctioned as described above, Consultant shall immediately notify the Company of such debarment, conviction or sanction.

4.2        Limitation of Liability. IN NO EVENT SHALL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES GIVING RISE TO SUCH LIABILITY.

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5.                  Term and Termination.

5.1              Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in full force and effect for two (2) years thereafter unless earlier terminated as provided in Section 5.2.

5.2              Termination. Either party may terminate this Agreement upon 30 days’ prior written notice to the other party. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. The Company and Consultant agree that the terms and conditions of this Agreement, including the Term, shall be subject to an annual review by the Company.

5.3              Survival. Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease except:

(a)               The Company will pay, within thirty (30) days after receipt of Consultant’s final statement, all amounts owing to Consultant for unpaid Services properly completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the provisions of Section 1 of this Agreement; and

(b)              Sections 2, 3, 4.2, 5.3, 6, 7, 8, 9, 10, and 11 will survive termination of this Agreement.

6.                  Independent Contractor; Benefits; Taxes.

6.1              Independent Contractor. It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company, and nothing in this Agreement should be construed to create an agency, partnership, joint venture or employer-employee relationship. Consultant (a) is not the agent, employee or representative of the Company other than as described in Exhibit A and (b) is not authorized to bind the Company to any liability or obligation, or to represent that the Consultant has any such authority.

6.2           Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

6.3           Taxes and Withholdings. To the extent Consultant is properly classified as an independent contractor under applicable law, the Company shall not be responsible for paying any federal, state or local taxes on compensation, and Consultant shall be solely responsible for the payment thereof. The Company may, however, report payments made to Consultant hereunder to tax authorities and shall inform Consultant of such actions. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant further agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. The Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant under this Agreement upon reasonable request of the Company.

7.                  Coordination with Indemnification Agreement. It is understood and agreed that this Agreement is part of Consultant’s “Corporate Status,” and that any related “Proceedings” shall be covered by the Indemnification Agreement between Consultant and Company dated as of August 21, 2020.

8.                  Conflicting Obligations; Nonsolicitation; Non-Disclosure.

8.1              Conflicting Obligations. Consultant agrees to use his/her best efforts: (a) to segregate Consultant’s Services performed under this Agreement from Consultant’s work done for any other corporation, institution or other person or entity so as to minimize any questions of disclosure of, or rights under, any inventions; (b) to notify the Chief Executive Officer or the Board of Directors of the Company in writing if at any time the Consultant believes that such questions may result from his/her performance under this Agreement; and (c) to assist Company in fairly resolving any questions in this regard which may arise. The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of any other third party, without the prior written consent of Company, to perform Services hereunder and without limiting the foregoing (but subject always to Section 4.1(1) above), shall not perform the Services hereunder in any manner that would give any third party rights or access to any work product of such Services.

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8.2              Nonsolicitation. From the date of this Agreement until twelve (12) months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, solicit, entice, persuade, induce or otherwise attempt to influence any person or business who is, or during the period of Consultant’s engagement by the Company was, an employee, consultant, contractor, partner, supplier, customer or client of the Company or its affiliates to leave or otherwise stop doing business with the Company, in each case as a result of which such entity would necessarily cease to continue providing such services to Company.

8.3              Non-Disclosure. Consultant agrees that without the prior written consent of the Company, Consultant will not intentionally generate any publicity, news release or other announcement concerning the engagement of Consultant hereunder or the services to be performed by Consultant hereunder or otherwise utilize the name of the Company or any of its affiliates for any advertising or promotional purposes.

9.                  Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his/her satisfaction. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of his/her choice before signing this Agreement.

10.              Arbitration and Equitable Relief.

10.1          Arbitration of Disputes. The Company and Consultant agree that any and all controversies, claims or disputes with anyone (including Company and any employee, officer, director, shareholder or benefit plan of Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant’s performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration in San Diego County, California under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. CONSULTANT AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. Consultant understands that this Agreement to arbitrate also applies to any disputes that Company may have with Consultant.

10.2          Arbitration Procedures. Any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator will issue a written decision on the merits. The arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules, including the California Code of Civil Procedure, and the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law, and, to the extent that the JAMS Rules conflict with California law, California law will take precedence.

10.3          Binding Determination. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Company and Consultant. Accordingly, except as provided for by the Rules, neither Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require Company to adopt a policy not otherwise required by law which Company has not adopted.

10.4          Provisional Relief. In addition to the right under the Rules to petition the court for provisional relief, any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 2 (Confidentiality) and 3 (Ownership) of this Agreement or any other agreement regarding trade secrets, confidential information or Labor Code §2870. In the event either Company or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

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10.5          Certain Claims. Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the workers’ compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

11.              Miscellaneous.

11.1          Governing Law. This Agreement shall be governed by the laws of California without regard to conflicts of law rules. To the extent that any lawsuit is permitted under this Agreement, the parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in San Diego County, California.

11.2          Assignability. In light of the unique and specialized nature of Consultant’s services, Consultant shall not subcontract any portion of Consultant’s duties, nor assign, transfer or delegate any of his/her rights or obligations, under this Agreement, without the express prior written consent of the Company, and any such attempted subcontracting, assignment, delegation or transfer shall be null and void. Company may assign this Agreement, and its rights and obligations hereunder, to any successor to all or substantially all of Company’s relevant business or assets to which this Agreement pertains, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

11.3          Entire Agreement. This Agreement (including the Exhibit attached hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

11.4          Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

11.5          Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or nationally recognized overnight delivery service (e.g. Federal Express, UPS), or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to such party at such party’s address or facsimile number written below or at such other address or facsimile number as such party may have previously specified by like notice. If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Section 11.5.

If to the Company, to:

Mosaic ImmunoEngineering Inc.

1537 South Novato Boulevard #5, Novato CA, 94947

Attention: Steven King

If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

11.6          Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and the Company. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.

11.7          Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

11.8          Further Assurances. Without limiting Section 3.2 above, Consultant agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

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11.9          Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Company or Consultant.

11.10      Counterparts and Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures delivered by facsimile or similar electronic transmission (e.g., portable document format (PDF)) shall be deemed to be binding as originals for all purposes.

[Signature Page Follows]

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In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

NICOLE STEINMETZ, Ph.D.	MOSAIC IMMUNOENGINEERING INC.

/s/ Nicole Steinmetz Date of Signature: April 29, 2021	By: /s/ Steven King Name: Steven King Title: President and CEO

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EXHIBIT A

SERVICES AND COMPENSATION

1.       Services. Consultant will render to the Company the following Services:

Consultant shall provide services as acting Chief Scientific Officer (“acting CSO”) for the Company and will dedicate up to approximately 20% of their time toward this role, provided it does not conflict with the rules and regulations of UC San Diego. Specific roles and responsibilities include the following:

•         Work with Company scientists and collaborators to develop plans for obtaining funding and promoting scientific advances.

•         Identify opportunities for research initiatives and major funding opportunities and advice Company scientists with the submission of grant proposals.

•         Coordinate with Chief Executive Officer to ensure efficient and effective set-up and operation of research and development labs.

•         Prepare budgets and plans for scientific research programs.

•         Partner with Business Development to identify opportunities for collaboration with research institutions and strategic partners.

•         Work with IR/PR communications to formulate ideas and information for investor presentations.

•         Participate in investor/banking meetings including preparing and making presentations.

•         Support clinical development team and regulatory affairs, and quality assurance with planning and preparing regulatory filings to support human and veterinary development efforts.

•         Lead and collaborate with Scientific Advisory Board, assuring the SAB's expertise and counsel provides scientific foresight and informs organizational planning.

The manner and means that Consultant chooses to complete the Services are in Consultant’s sole discretion and control. Consultant agrees to provide Consultant’s own equipment, tools, and other materials at Consultant’s own expense; however, the Company will make its facilities and equipment available to Consultant when necessary.

2.       Compensation and Reimbursement.

A.       The Company will pay Consultant a consulting fee $5,000 per month (Base Consulting Fee) starting September 1, 2020. Initially, the Company will pay 15% of your Base Consulting Fee with the remaining 85% being deferred until the Company has completed a capital raise of at least $4 million to fund ongoing operations (“Required Capital Raise”). Once the Company completes the Required Capital Raise, all Cash Compensation accrued and owed to you will be paid in full. In recognition of your willingness to initially defer 85% of your Cash Compensation, the Company will also grant you restricted stock units (”RSU’s”) equal to 20% of your deferred Cash Compensation as of the closing date of the financing. The number of RSU’s to be granted will be calculated based on the closing price of the Company’s common stock on the closing date of the Required Capital Raise and will vest one-year from the date of grant. Your receipt of the RSU award will be subject to your completing a Restricted Stock Unit Agreement which will set forth additional details of the grant.

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B.       In addition to your Base Consulting Fee, we would like you to share in our long-term success through participation in the Mosaic equity incentive program. Under the Company’s 2020 Omnibus Incentive Plan, you will be granted RSU’s equal to 25% of your annualized Base Consulting Fee. Subject to Board approval, these RSU’s will be granted on that date that is the later of (i) Board approval of this Consulting Agreement or (ii) the date of your signature on this Agreement. The number of RSU’s will be calculated by taking $15,000 ($60,000 times 25%) divided by the closing price of Mosaic’s common stock on the date of grant. The RSU’s shall vest 100% on August 31, 2022, provided you continue to provide services through the date of vesting. Your receipt of the RSU award will be subject to your completing a Restricted Stock Unit Agreement which will set forth additional details of the grant.

C.        The Company will reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided that Consultant receives written consent from the Company’s authorized representative prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

D.        Consultant shall submit to Company all statement for expenses incurred and Services performed on a monthly basis in a form prescribed by the Company. Payment of such invoices shall be due within thirty (30) days of the Company’s receipt thereof.

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